KPMG LLP
Suite 601
12 Fountain Plaza
Buffalo, NY 14202

                          Independent Accountants' Report

The Board of Directors
HSBC Mortgage Corporation (USA):


We have examined management's assertion, included in the accompanying Management Assertion, that HSBC Mortgage Corporation (USA) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP) as of and for the year ended December 31, 2005. Management is responsible for HSBC Mortgage Corporation (USA)'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about HSBC Mortgage Corporation (USA)'s compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on IISBC Mortgage Corporation (USA)'s compliance with the minimum servicing standards.

In our opinion, management's assertion that HSBC Mortgage Corporation (USA) complied with the aforementioned minimum servicing standards during the year ended December 31, 2005 is fairly stated, in all material respects.


/s/KPMG LLP
------------
KPMG LLP


February 27, 2006

        KPMG LLP  a U.S. limited liability partnership, is the U.S.
           member firm of KPMG International, a Swiss Cooperative.










HSBC



                           Management Assertion

As of and for the year ended December 31, 2005, HSBC Mortgage Corporation
(USA) complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, HSBC Mortgage Corporation (USA) had in effect fidelity bond and errors and omissions policies in the amount of $697,425,000 and $10,000,000, respectively.


/s/ Michael T. Stilb
---------------------
Michael T. Stilb
SVP, Mortgage Servicing

/s/ Thomas Scanlon
---------------------
Thomas Scanlon
Chief Accounting Officer

/s/ Susan Wojnar
---------------------
Susan Wojnar
SVP, Mortgage Servicing and Business Administration








HSBC Mortgage Corporation (USA)
2929 Walden Avenue, Depew, NY 14043